Exhibit 10.90

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of August 19, 2013, by and between Iconix Brand Group, Inc., a Delaware corporation (the “Company”), and Jason Schaefer (the “Executive”).

WITNESSETH

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, pursuant to the terms as provided herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive hereby agree as follows:

1. Engagement of Executive; Duties. During the Term (as hereinafter defined in Section 3 below), the Executive shall have the titles of Executive Vice President and General Counsel of the Company, which shall be the most senior legal position of the Company, and shall have such duties as may be from time to time delegated to him by the Chief Executive Officer of the Company. The Executive shall faithfully and diligently discharge his duties hereunder and use his best efforts to implement the policies established by the Company. The Executive shall report to the Chief Executive Officer of the Company.

2. Time. The Executive shall devote substantially all of his professional time to the business affairs of the Company.

3. Term. The Executive’s engagement shall commence effective September 9, 2013 (the “Commencement Date”) and shall continue until December 31, 2016 (the “Term”) unless otherwise terminated as provided herein.

4. Compensation.

(a)	Base Salary. Executive’s base salary for the Term will be at a rate of not less than $400,000 per annum, paid in accordance with the Company’s payroll practices and policies then in effect, with such increases as determined by the Board of Directors of the Company (“Board”) or the Compensation Committee of the Board from time to time (such salary, as increased from time to time, the “Base Salary”).

(b)	Bonus. Executive shall be entitled to participate in the Company’s executive bonus program then in effect. Executive shall be eligible for an annual bonus (“Annual Bonus”) of up to 100% of Executive’s Base Salary (pro rated for 2013 for the period from the Commencement Date to December 31, 2013), to be superseded by the maximum amount available under the Company’s executive bonus program and any other bonus program generally applicable to senior executives of the Company. In the event that the Annual Bonus payment for a calendar year, if any, is based in whole or in part on the results of the audit by the Company’s independent public accountants of the Company’s financial statements for such calendar year, such Annual Bonus shall be paid as soon as reasonably practicable following the completion of such audit; otherwise such Annual Bonus shall be paid by March 15 of the calendar year immediately following the calendar year to which it relates.

(c)	PSU’s. Subject to the last sentence of this Section 4(c), on the Commencement Date, Executive shall receive a one-lime grant of performance stock units of the Company (the “PSU’s”) issued under the Company’s Amended and Restated 2009 Equity Incentive Plan (the “2009 Plan”) equal to a number of shares of the Company’s common stock, par value $0,001 per share (the “Common Stock”) with a Fair Market Value (as defined below) on the Commencement Date of One Million Four Hundred Thousand Dollars ($1,400,000) (the “Award”). The number of PSU’s to be issued shall be determined by dividing $1,400,000 by the Fair Market Value. The PSU’s shall be subject to the terms and conditions of the 2009 Plan and a Performance Stock Unit Award Agreement, substantially in the form annexed hereto as Exhibit A (the “Award Agreement”) and which Award Agreement shall set forth, in addition to measurement dates and targets to be mutually agreed upon by the Company and Executive, the following terms and conditions:

(i) Vesting. Vesting of the PSU’s granted pursuant to this Agreement shall be performance-based and shall vest as follows: PSU’s with a Fair Market Value of Two Hundred Thousand Dollars ($200,000) shall vest on December 31, 2013 and PSU’s with a Fair Market Value of One Million Two Hundred Thousand Dollars ($1,200,000) shall vest in three equal annual installments of PSU’s with a Fair Market Value of Four Hundred Thousand Dollars ($400,000) each, beginning on January 1, 2014 and ending on December 31, 2016 (each, a “Performance Vesting Date”), subject to the achievement of the performance goals as described in the Award Agreement upon certification of achievement by the Compensation Committee as set forth in the Award Agreement. Notwithstanding anything to the contrary contained herein, in the event of a Change in Control (as defined below), Executive’s Death or Executive’s Disability (as defined below), the unvested PSU’s shall immediately vest on the date the Company incurs such Change in Control or upon the Date of Termination, as the case may be, and the shares covered thereby shall be distributed to Executive, or his estate, as the case may be, within thirty (30) days of the date the Company incurs such Change in Control or Date of Termination, as the case may be.

(ii) Distribution. Subject to the terms of the 2009 Plan as to conditions and timing of distribution of Common Stock with respect to PSU’s granted pursuant to this Agreement and vesting as a result of a termination of employment and Section 9 of this Agreement with regard to timing of equity distributed as a result of a Separation from Service as an employee of the Company, any vested portion of the PSU’s granted pursuant to this Agreement shall be distributed to Executive in shares of Common Stock in the year following the year of each applicable Performance Vesting Date following the Compensation Committee’s certification of the level of attainment of the annual performance goals. Notwithstanding anything to the contrary contained herein, except as to Sections 5(d) and 9 of this Agreement, all vested PSU’s (including those vested pursuant to the last sentence of clause (i) above) shall be distributed to Executive in shares of Common Stock simultaneous with the Company incurring a Change in Control. Notwithstanding anything to the contrary contained herein or in the 2009 Plan, except as to Sections 5(d) and 9 of this Agreement, if the employment of Executive with the Company is terminated by the Executive for Good Reason or by the Company without Cause then, in addition to retaining any previously earned PSU’s, the Executive shall be entitled to receive the pro rata portion of any PSU’s earned during the year of termination, to the extent earned based upon an adjustment of the absolute goals performance goals for the year of termination after adjustment of such performance goals to take into account the shortened performance period resulting from his termination of employment. Moreover, notwithstanding anything to the contrary contained herein or in the 2009 Plan, upon a termination of Executive’s employment for Cause (as defined below), he shall be entitled to retain any PSU’s that vested prior to the date of termination.

(iii) For purposes of this Section 4(c), “Fair Market Value” means the average of the last sale prices reported for a share of Common Stock for each of the five (5) trading days preceding the dale the Award Agreement is signed by the parties, as reported on the NASDAQ Stock Market.

(d)	Fringe Benefits. Executive shall receive the fringe benefits generally given to other executive officers of the Company including, but not limited to, major medical, dental, life insurance, and pension including any 401(k) or other profit sharing plan. Executive shall also be added or continued, as the case may be, as an insured under the Company’s officers and directors insurance and all other polices which pertain to officers of the Company. The Company shall pay Executive a car allowance of $1,500 per month during the Term of this Agreement.

(e)	Reimbursement of Expenses. The Company shall pay to Executive the reasonable expenses incurred by him in the performance of his duties hereunder, including, without limitation, expenses related to cell phones, blackberrys and laptop computers and such other expenses incurred in connection with business related travel or entertainment in accordance with the Company’s policy, or, if such expenses are paid directly by the Executive, the Company shall promptly reimburse the Executive for such payments, provided that the Executive (i) properly accounts for such expenses in accordance with the Company’s policy and (ii) has received prior approval by the Chief Executive Officer of the Company for major expenses.

(f)	Vacation. Executive shall be entitled to four weeks of paid vacation per year. The Executive shall use his vacation in the calendar year in which it is accrued.

5. Termination of Employment.

(a)	General. The Executive’s employment under this Agreement may be terminated without any breach of this Agreement only on the following circumstances:

(1) Death. The Executive’s employment under this Agreement shall terminate upon his death.

(2) Disability. If the Executive suffers a Disability (as defined below in this sub-section (2)), the Company may terminate the Executive’s employment under this Agreement upon thirty (30) days prior written notice; provided that the Executive has not returned to full time performance of his duties during such thirty (30) day period. For purposes hereof, “Disability” shall mean the Executive’s inability to perform his duties and responsibilities hereunder, with or without reasonable accommodation, due to any physical or mental illness or incapacity, which condition either (i) has continued for a period of 180 days (including weekends and holidays) in any consecutive 365-day period, or (ii) is projected by the Board in good faith after consulting with a doctor selected by the Company and consented to by the Executive (or, in the event of the Executive’s incapacity, his legal representative), such consent not to be unreasonably withheld, that the condition, is likely to continue for a period of at least six (6) consecutive months from its commencement.

(3) Good Reason. The Executive may terminate his employment under this Agreement for Good Reason at any time on or prior to the 120th day after the occurrence of any of the Good Reason events set forth in the following sentence. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the Executive’s consent:

(i)	the failure by the Company to timely comply with its material obligations and agreements contained in this Agreement;

(ii)	a material diminution of the authorities, duties or responsibilities of the Executive set forth in Section 1 above (other than temporarily while the Executive is physically or mentally incapacitated and unable to properly perform such duties, as determined by the Board in good faith);

(iii)	the loss of the titles of the Executive with the Company set forth in Section 1 above;

(iv)	the re-location of the Executive to an office outside of New York, New York (the borough of Manhattan);

(v)	a change in the reporting structure so that the Executive reports to someone other than the Chief Executive Officer.

provided, however, that, within ninety (90) days of any such events having occurred, the Executive shall have provided the Company with written notice that such events have occurred and afforded the Company thirty (30) days to cure same. The parties agree that a termination for Good Reason shall be treated as an involuntary separation under Code Section 409A (as hereinafter defined in Section 9(a) below); provided, however, that in the event it is finally determined that any taxes are due and payable in connection with the receipt of such consideration by the Executive, then the Executive agrees to pay any taxes, penalties and interest that may arise in connection therewith, and shall indemnify and hold harmless the Company from any taxes, penalties and interest that result therefrom.

(4) Without Good Reason. The Executive may voluntarily terminate his employment under this Agreement without Good Reason upon written notice by the Executive to the Company at least sixty (60) days prior to the effective date of such termination (which termination the Company may, in its sole discretion, make effective earlier than the date set forth in the Notice of Termination (as hereinafter defined in sub-section (b) below)).

(5) Cause. The Company may terminate the Executive’s employment under this Agreement at any time for Cause. Termination for “Cause” shall mean termination of the Executive’s employment because of the occurrence of any of the following as determined by the Board:

(i)	the willful and continued failure by the Executive to attempt in good faith to substantially perform his obligations under this Agreement (other than any such failure resulting from the Executive’s incapacity due to a Disability); provided, however, that the Company shall have provided the Executive with written notice that such actions are occurring and the Executive has been afforded at least thirty (30) days to cure same;

(ii)	the indictment of the Executive for, or his conviction of or plea of guilty or nolo contendere to, a felony or any other crime involving moral turpitude or dishonesty;

(iii)	the Executive’s willfully engaging in misconduct in the performance of his duties for the Company (including theft, fraud, embezzlement, and securities law violations or a violation of the Company’s Code of Conduct or other written policies) that is injurious to the Company, monetarily or otherwise; or

(iv)	the Executive’s willfully engaging in misconduct other than in the performance of his duties for the Company (including theft, fraud, embezzlement, and securities law violations) that is materially injurious to the Company or, in the good faith determination of the Board, is potentially materially injurious to the Company, monetarily or otherwise.

For purposes of this Section 5(a)(5), no act, or failure to act, on the part of the Executive shall be considered “willful,” unless done, or omitted to be done, by him in bad faith and without reasonable belief that his action or omission was in, or not opposed to, the best interest of the Company (including reputationally).

(6) Without Cause. The Company may terminate the Executive’s employment under this Agreement without Cause immediately upon written notice by the Company to the Executive.

(b)	Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than termination by reason of the Executive’s death) shall be communicated by written Notice of Termination to the other party of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(c)	Date of Termination. The “Date of Termination” shall mean (a) if the Executive’s employment is terminated by his death, the date of his death, (b) if the Executive’s employment is terminated pursuant to subsection 5(a)(2) above, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), (c) if the Executive’s employment is terminated pursuant to subsections 5(a)(3) or 5(a)(5) above, the date specified in the Notice of Termination after the expiration of any applicable cure periods, (d) if the Executive’s employment is terminated pursuant to subsection 5(a)(4) above, the date specified in the Notice of Termination which shall be at least sixty (60) days after Notice of Termination is given, or such earlier date as the Company shall determine, in its sole discretion, and (e) if the Executive’s employment is terminated pursuant to subsection 5(a)(6), the date on which a Notice of Termination is given.

(d)	Compensation Upon Termination.

(i)	Termination for Cause or without Good Reason. If the Executive’s employment shall be terminated by the Company for Cause or by the Executive without Good Reason, the Executive shall receive from the Company: (a) any earned but unpaid Base Salary through the Date of Termination, paid in accordance with the Company’s standard payroll practices; (b) reimbursement for any unreimbursed expenses properly incurred and paid in accordance with Section 4(e) through the Date of Termination; (c) payment for any accrued but unused vacation time in accordance with Company policy; (d) such vested accrued benefits, and other payments, if any, as to which the Executive (and his eligible dependents) may be entitled under, and in accordance with the terms and conditions of, the employee benefit arrangements, plans and programs of the Company as of the Date of Termination, other than any severance pay plan ((a) though (d), the “Amounts and Benefits”), and (e) all vested shares in respect of the Award and the Company shall have no further obligation with respect to this Agreement other than as provided in Section 8 of this Agreement. In addition, any portion of the Award that remains unvested on the Date of Termination shall be forfeited as of the Date of Termination.

(ii)	Termination without Cause or for Good Reason. If, prior to the expiration of the Term, the Executive resigns from his employment hereunder for Good Reason or the Company terminates the Executive’s employment hereunder without Cause (other than a termination by reason of death or Disability), and the Executive has not received and is not entitled to any payment under Section 5(d)(iii) hereof, then the Company shall pay or provide the Executive the Amounts and Benefits and, subject to Section 9 hereof:

1.	an amount equal to the sum of all applicable Base Salary for the balance of the Term determined as if such termination had not occurred, which shall be payable in full in a lump sum cash payment to be made to the Executive within thirty (30) days of the Date of Termination;

2.	any Annual Bonus earned but unpaid for a prior year (the “Prior Year Bonus”), which shall be payable in full ill a lump sum cash payment to be made to the Executive within thirty (30) days of the Date of Termination;

3.	in the event such resignation or termination occurs following the Company’s first fiscal quarter of any year, a pro-rata portion of the Executive’s Annual Bonus for the fiscal year in which the Executive’s termination occurs based on actual results for such year (determined by multiplying the amount of such Annual Bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that the Executive is employed by the Company and the denominator of which is 365), paid in accordance with Section 4(b) (“Pro Rata Bonus”). In the event that the Company has not established an executive bonus plan covering the year of the Term during which the Executive was terminated the pro-rata portion of the bonus due to the Executive shall be based upon the prior year’s Annual Bonus received by the Executive;

4.	subject to the Executive’s (a) timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), with respect to the Company’s group health insurance plans in which the Executive participated immediately prior to the Date of Termination (“COBRA Continuation Coverage”), and (b) continued payment by Executive of premiums for such plans at the “active employee” rate (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), the Company shall provide COBRA Continuation Coverage for the Executive and his eligible dependents until the earliest of (x) the Executive or his eligible dependents, as the case may be, ceasing to be eligible under COBRA, (y) eighteen (18) months following the Date of Termination, and (z) the Executive becoming eligible for coverage under the health insurance plan of a subsequent employer (the benefits provided under this sub-section (4), the “Medical Continuation Benefits”); and

5.	in the event a Change in Control shall not have theretofore occurred, and the Executive has terminated this Agreement for Good Reason or the Company has terminated the Executive without Cause, the unvested shares subject to the Award shall vest in accordance with Section 4(c).

(iii)	Termination Following Change in Control. If the Company terminates Executive’s employment without Cause or Executive terminates Executive’s employment for Good Reason within 12 months after a Change in Control, then the Company shall pay to Executive, in a lump sum, in cash, within 15 days after the date of Executive’s termination, an amount equal to $100 less than three times the Executive’s “annualized includable compensation for the base period” (as defined in Section 280G of the Internal Revenue Code of 1986 (the “Code”)); provided, however, that if such lump sum severance payment, either alone or together with other payments or benefits, either cash or non-cash, that the Executive has the right to receive from the Company, including, but not limited to, accelerated vesting or payment of any deferred compensation, options, stock appreciation rights or any benefits payable to Executive under any plan for the benefit of employees, which would constitute an “excess parachute payment” (as defined in Section 280G of the Code), then such lump sum severance payment or other benefit shall be reduced to the largest amount that will not result in receipt by the Executive of an excess parachute payment. In addition to the foregoing, upon a termination of Executive’s employment as set forth above, Executive shall be entitled to receive the payments in the amounts contemplated, and on the dates specified, by sub-section 5(d)(ii)(1),(2), (3) and (4).

For purposes of this Agreement, a “Change in Control” shall mean any of the following:

1.	any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock of the surviving corporation immediately after the merger;

2.	any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company;

3.	any approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company;

4.	the cessation of control (by virtue of their not constituting a majority of directors) of the Board by the individuals (the “Continuing Directors”) who (x) at the date of this Agreement were directors or (y) become directors after the date of this Agreement and whose election or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then in office who were directors at the date of this Agreement or whose election or nomination for election was previously so approved); or

5.	(A) the acquisition of beneficial ownership (“Beneficial Ownership”), within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of an aggregate of 25% or more of the voting power of the Company’s outstanding voting securities by any person or group (as such term is used in Rule 13d-5 under the Exchange Act) who beneficially owned less than 10% of the voting power of the Company’s outstanding voting securities on the effective date of this Agreement, (B) the acquisition of Beneficial Ownership of an additional 15% of the voting power of the Company’s outstanding voting securities by any person or group who beneficially owned at least 10% of the voting power of the Company’s outstanding voting securities on the effective date of this Agreement, or (C) the execution by the Company and a stockholder of a contract that by its terms grants such stockholder (in its, hers or his capacity as a stockholder) or such stockholder’s Affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933 (an “Affiliate”)) including, without limitation, such stockholder’s nominee to the Board (in its, hers or his capacity as an Affiliate of such stockholders), the right to veto or block decisions or actions of the Board provided, however, that notwithstanding the foregoing, the events described in items (A), (B) or (C) above shall not constitute a Change in Control hereunder if the acquiror is (aa) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or one of its affiliated entities and acting in such capacity, (bb) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of voting securities of the Company or (cc) a person or group meeting the requirements of clauses (i) and (ii) of Rule 13d-1 (b)(1) under the Exchange Act;

6.	subject to applicable law, in a Chapter 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving the Company to a case under Chapter 7.

(iv)	Termination upon Death. In the event of the Executive’s death, the Company shall pay or provide to the Executive’s estate: (i) the Amounts and Benefits, (ii) the Prior Year Bonus, and (iii) the Pro Rata Bonus. In addition, in the event a Change in Control shall not have theretofore occurred, one hundred percent (100%) of the then remaining unvested Award, if any, shall immediately become vested on the Date of Termination and all such amounts and the shares covered by the Award shall be distributed to the Executive’s estate within thirty (30) days of the Date of Termination.

(v)	Termination upon Disability. In the event the Company terminates the Executive’s employment hereunder for reason of Disability, the Company shall pay or provide to the Executive: (i) the Amounts and Benefits, (ii) the Prior Year Bonus, (iii) a Pro Rata Bonus and (v) the Medical Continuation Benefits. In addition, in the event a Change in Control shall not have theretofore occurred, one hundred percent (100%) of the then remaining unvested Award, if any, shall immediately become vested on the Date of Termination and all such amounts and the shares covered by the Award shall be distributed to the Executive within thirty (30)days of the Date of Termination.

(vi)	Payments of Compensation Upon Termination. For the avoidance of doubt, in the event the Executive shall be entitled to receive payments and benefits pursuant to any one of sub-sections 5(d)(i), (ii), (iii), (iv) or (v) above, he shall be entitled to no payments or benefits under any other of such sub-sections, except as expressly set forth in sub-section 5(d)(iii) with respect to payments and benefits contemplated by sub-section 5(d)(ii). Notwithstanding any provision to the contrary contained in this Section 5(d), if any bonus amount is based in whole or in part on the results of the audit by the Company’s independent public accountants of the Company’s financial statements for a calendar year, and such amount cannot be paid within the applicable thirty (30) day period provided for herein, then such amount shall be paid by the later of March 15 of the calendar year immediately following the calendar year to which it relates or the end of the applicable thirty (30) day period.

(e) No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 5 be reduced by any compensation earned by Executive as the result of Executive’s employment by another employer or business or by profits earned by Executive from any other source at any time before and after the Executive’s date of termination

6. Confidentiality. The Executive shall not divulge to anyone, either during or at any time after the Term, any information constituting a trade secret or other confidential information acquired by him concerning the Company, any subsidiary or other affiliate of the Company, except in the performance of his duties hereunder, including but not limited to its licensees, revenues, business systems and processes (“Confidential Information”). The Executive acknowledges that any Confidential Information is of great value to the Company, and upon the termination of his employment, the Executive shall redeliver to the Company all Confidential Information and other related data in his possession.

7. Noncompetition; Nonsolicitation.

(1) The Executive hereby agrees that during the period commencing on the date hereof and ending December 31, 2016 (the “Non-Compete Term”), he shall not, directly or indirectly, in any location in which the Company, its subsidiaries or affiliates or a licensee thereof operates or sells its products (the “Territory”), engage, have an interest in or render any services to any business (whether as owner, manager, operator, licensor, licensee, lender, partner, stockholder, joint venturer, employee, consultant or otherwise) competitive with the business activities conducted by the Company, its subsidiaries or affiliates, or the business activities that the Company, its subsidiaries or affiliates, have plans to conduct, during the time of Executive’s employment by the Company, or at the termination of his employment. Notwithstanding the foregoing, nothing herein shall prevent the Executive from owning stock in a publicly traded corporation whose activities compete with those of the Company, its subsidiaries and affiliates, provided that such stock holdings are not greater than five percent (5%) of such corporation.

(2) The Executive shall not, during the period commencing on the date hereof and ending on December 31, 2016, directly or indirectly, take any action which constitutes an interference with or a disruption of any of the Company’s business activities including, without limitation, the solicitation of the Company’s or any subsidiary’s customers, suppliers, lessors, lessees, licensors, or licensees, or persons listed on the personnel lists of the Company or any subsidiary.

(3) For purposes of clarification, but not of limitation, the Executive hereby acknowledges and agrees that he shall be prohibited from, during the period commencing on the date hereof and ending on December 31,

2016, directly or indirectly, hiring, offering to hire, enticing, soliciting or in any other manner persuading or attempting to persuade any officer, employee, agent, supplier, lessor, lessee, licensor, licensee or customer of the Company or any subsidiary (but only those suppliers existing during the time of the Executive’s employment by the Company or any subsidiary, or at the termination of his employment), to discontinue or alter his, her or its relationship with the Company or any subsidiary.

(4) Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in this Section 7 may result in material and irreparable injury to the Company, or its affiliates or subsidiaries, for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat the Company shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 7 or such other relief as may be required specifically to enforce any of the covenants in this Section 7. If for any reason it is held that the restrictions under this Section 7 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted or modified to include as much of the duration and scope identified in this Section 7 as will render such restrictions valid and enforceable.

8. Indemnification. The Company shall indemnify and hold harmless the Executive against any and all expenses reasonably incurred by him in connection with or arising out of (a) the defense of any action, suit or proceeding in which he is a party, or (b) any claim asserted or threatened against him, in either case by reason of or relating to his being or having been an employee, officer or director of the Company, whether or not he continues to be such an employee, officer or director at the time of incurring such expenses, except insofar as such indemnification is prohibited by law. Such expenses shall include, without limitation, the fees and disbursements of attorneys, amounts of judgments and amounts of any settlements, provided that such expenses are agreed to in advance by the Company. The foregoing indemnification obligation is independent of any similar obligation provided in the Company’s Certificate of Incorporation or Bylaws, and shall apply with respect to any matters attributable to periods prior to the date of this Agreement, and to matters attributable to Executive’s employment hereunder, without regard to when asserted.

9. Section 409A of the Code.

(a)	It is intended that the provisions of this Agreement comply with Section 409A of Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A, the Company shall, upon the specific request of the Executive, use its reasonable business efforts to in good faith reform such provision to comply with Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to the Executive and the Company of the applicable provision shall be maintained, but the Company shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Company. The Company shall timely use its reasonable business efforts to amend any plan or program in which the Executive participates to bring it in compliance with Code Section 409A. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Code Section 409A so long as it has acted in good faith with regard to compliance therewith.

(b)	A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service. If the Executive is deemed on the date of termination of his employment to be a “specified employee”, within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then with regard to any payment, the providing of any benefit or any distribution of equity made subject to this Section to the extent required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, and any other payment, the provision of any other benefit or any other distribution of equity that is required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment, benefit or distribution shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s Separation from Service or (ii) the date of the Executive’s death. On the first day of the seventh month following the date of Executive’s Separation from Service or, if earlier, on the date of his death, (x) all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein and (y) all distributions of equity delayed pursuant to this Section 9 shall be made to the Executive. In addition to the foregoing, to the extent required by Section 409A(a)(2)(B) of the Code, prior to the occurrence of a Disability termination as provided in this Agreement, the payment of any compensation to the Executive under this Agreement shall be suspended for a period of six months commencing at such time that the Executive shall be deemed to have had a Separation from Service because either (A) a sick leave ceases to be a bona fide sick leave of absence, or (B) the permitted time period for a sick leave of absence expires (an “SFS Disability”), without regard to whether such SFS Disability actually results in a Disability termination. Promptly following the expiration of such six-month period, all compensation suspended pursuant to the foregoing sentence (whether it would have otherwise been payable in a single sum or in installments in the absence of such suspension) shall be paid or reimbursed to the Executive in a lump sum. On any delayed payment date under this Section there shall be paid to the Executive or, if the Executive has died, to his estate, in a single cash lump sum together with the payment of such delayed payment, interest on the aggregate amount of such delayed payment at the Delayed Payment Interest Rate (as hereinafter defined in this sub-section (b) below) computed from the date on which such delayed payment otherwise would have been made to the Executive until the date paid. For purposes of the foregoing, the “Delayed Payment Interest Rate” shall mean the short term applicable federal rate provided for in Section 1274(d) of the Code as of the business day immediately preceding the payment date for the applicable delayed payment.

(c)	With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

10. Miscellaneous.

(a)

This Agreement shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with those laws. The Company and Executive unconditionally consent to submit to the exclusive jurisdiction of the New York State Supreme Court, County of New York or the United States District Court for the Southern District of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by registered mail to the address set forth below shall be effective service of process for any action, suit or proceeding brought against the Company or the Executive, as the case may be, in any such court.

(b)	Executive may not delegate his duties or assign his rights hereunder. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company other than pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets or businesses of the Company and assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or by operation of law. For the purposes of this Agreement, the term “Company” shall include the Company and, subject to the foregoing, any of its successors and assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

(c)	The invalidity or unenforceability of any provision hereof shall not in any way affect the validity or enforceability of any other provision. This Agreement reflects the entire understanding between the parties.

(d)	This Agreement supersedes the Prior Agreement and any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of the Executive by the Company and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. Any modification or termination of this Agreement will be effective only if it is in writing signed by the party to be charged.

(e)	This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

11. Notices. All notices relating to this Agreement shall be in writing and shall be either personally delivered, sent by telecopy (receipt confirmed) or mailed by certified mail, return receipt requested, to be delivered at such address as is indicated below, or at such other address or to the attention of such other person as the recipient has specified by prior written notice to the sending party. Notice shall be effective when so personally delivered, one business day after being sent by telecopy or five days after being mailed.

To the Company:

Iconix Brand Group, Inc.

1450 Broadway, 3rd Floor

New York, New York 10018

Attention: Neil Cole, Chief Executive Officer

With a copy in the same manner to:

Blank Rome LLP

New York, New York 10018

Attention: Neil Cole, Chief Executive Officer

With a copy in the same manner to:

Blank Rome LLP

405 Lexington Avenue

New York, New York 10174

Attention: Robert J. Mittman, Esq.

To the Executive:

Jason Schaefer

25 East Street

Syosset, NY 11791

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the 19th day of August, 2013.

Iconix Brand Group, Inc.		Executive

By:
	Neil Cole	Jason Schaefer
Chief Executive Officer